Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 23, 2015, by and between Bradley M. Shuster (the “Executive”) and NMI Holdings, Inc., a Delaware corporation (the “Company”).

“WITNESSETH THAT:
WHEREAS, the Company and the Executive previously entered into that certain employment agreement dated as of March 6, 2012, as amended April 24, 2012 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive desire to enter into this Agreement in order to amend, restate and supersede the Prior Agreement and thereby reflect the revised terms of employment to which the Company and the Executive now wish to agree.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.	Effective Date. This Agreement shall become binding and enforceable on December 23, 2015 (the “Effective Date”).

2.
Employment Period. The term of the Executive’s employment hereunder (the “Employment Period”) will commence on the Effective Date and end on December 31, 2018, unless the Employment Period is terminated earlier pursuant to Section 5 of this Agreement.

3.	Position and Duties. During the Employment Period, the Executive shall

(a)
serve as the Chief Executive Officer of the Company, with such authority, power, duties and responsibilities as are commensurate with such positions and as are customarily exercised by a person holding such positions in a company of the size and nature of the Company, He will report directly to the Board of Directors of the Company (the “Board”) and perform his duties at the Company's primary office location in or near San Francisco, California, subject to the Executive's performance of duties at, and travel to, such other offices of the Company and subsidiaries and controlled affiliates (the “Affiliated Entities”) and/or other locations as shall be necessary to fulfill his duties.

(b)	continue to be nominated for election to the Board.

(c)
devote his full business time, energies and talents to serving in the positions described in this Section 3 and he shall perform his duties faithfully and efficiently subject to the directions of the Board. Notwithstanding the foregoing provisions of this Section 3(c), the Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-

Exhibit 10.1

profit educational, welfare, social, religious and civic organizations, (ii) subject to the written consent of the Board, serve on the board of directors of for-profit entities, provided, however, that the board positions set forth on Schedule A to this Agreement shall be deemed to have been approved by the Board, and (iii) acquire passive investment interests in one or more entities, to the extent that such other activities do not inhibit or interfere with the performance of the Executive's duties under this Agreement, or conflict with the business or policies of the Company or any Affiliated Entities.

4.	Compensation and Benefits. Subject to the terms of this Agreement, Executive shall be entitled to receive compensation and benefits during the Employment Period as follows:

(a)
Base Salary. The Executive shall receive an annual base salary (“Annual Base Salary”) as determined by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to its normal performance review policies for senior executives. Such Annual Base Salary shall be payable in accordance with the Company's payroll policies, as in effect from time to time. Notwithstanding the foregoing, if the Company reports positive net income for a calendar quarter, as determined using generally accepted accounting principles (GAAP), during the Employment Period, then on the first day of the calendar quarter next following the calendar quarter for which the Company's reports positive net income, as determined using GAAP, the Executive’s Annual Base Salary shall be increased by $150,000, unless previously increased by such amount during the Employment Period or as otherwise agreed between the Company and the Executive.

(b)	Annual Incentive Payment. The Executive shall be eligible to receive an annual cash incentive payment (the “Incentive Payment”) as determined by the Compensation Committee, subject to the following:

(i)	The Compensation Committee shall establish a target opportunity (the “Target Annual Incentive Opportunity”) at the beginning of each year;

Any earned Incentive Payment shall be paid to the Executive pursuant to the terms of the applicable incentive plan; provided, however, that any such Incentive Payment for a fiscal year shall be paid to the Executive no later than the fifteenth (15th) day of the third month following the close of such fiscal year, or the calendar year where applicable, unless the Executive shall elect to defer the receipt of such Incentive Payment pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)
Notwithstanding (b)(i) above, if the Company reports positive net income, as determined using GAAP, for any calendar quarter during calendar year 2016, then effective as of the first day of the calendar quarter for which the Company's reports positive net income, as determined using GAAP, the Executive’s Target Annual Incentive Opportunity shall be increased by $150,000.

(c)	Annual Equity Awards. With respect to each fiscal year or portion of a fiscal year of the

Exhibit 10.1

Company ending during the Employment Period, the Executive shall be eligible to be considered for the grant of annual equity awards under any Company equity plans on terms and conditions no less favorable than those provided to other senior executives of the Company.

(i)
Upon the execution of this Agreement, subject to approval by the Compensation Committee of the Board of Directors of the Company, the Executive will be granted 30,000 restricted stock units (the “Equity Awards”). The Equity Awards will be granted subject to terms and conditions set forth in an equity award agreement and the Company’s equity plans and will be subject to the following minimum vesting conditions, in each case, subject to the Executive's continued employment with the Company through any such vesting date (unless provided otherwise in the applicable equity award agreement): one-third (1/3) of Equity Awards will vest on each of the first, second and third anniversaries of the Effective Date.

(d)
Employee Benefits, Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be provided with employee benefits, fringe benefits and perquisites on a basis no less favorable than such benefits and perquisites are provided by the Company from time to time to the Company's other senior executives, including, but not limited to, participation in a nonqualified deferred compensation plan, a 401(k) plan, health, dental, vision and life insurance, in each case to the extent otherwise maintained by the Company.

(e)
Expense Reimbursement. Subject to the requirements of Section 8(a)(ii) (relating to in-kind benefits and reimbursements), the Company will reimburse the Executive for all reasonable expenses incurred by him during the Employment Period in the performance of his duties in accordance with the Company's policies applicable to senior executives.

(f)
Stock Ownership Requirement. During the Employment Period, the Executive shall be subject to the Company's stock ownership policy in accordance with the guidelines as established by the Compensation Committee.

(g)
Paid Time Off. During the Employment Period, the Executive shall be entitled to thirty (30) days of personal time off (“PTO”) on an annual basis, which may be taken for any reason, including vacation and sick leave, in accordance with the Company's PTO policy. In addition, the Executive shall be entitled to all paid holidays given by the Company to its full-time employees.

5.	Termination of Employment.

(a)
Death or Disability. The Executive's employment with the Company shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 12(g) of this Agreement of its

Exhibit 10.1

intention to terminate the Executive's employment with the Company. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that (i) the Executive shall not have returned to full-time performance of the Executive's duties prior to the Disability Effective Date, and (ii) a Disability shall be confirmed to exist as provided below. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the Executive's duties with the Company on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any rolling 12-month period, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

(b)	Cause. The Company may terminate the Executive’s employment with the Company during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)	the continued failure of the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)	willful material misconduct or willful neglect by the Executive in the performance of his duties to the Company;

(iii)
the Executive's willful failure to adhere to the lawful directions of the Board, to adhere to the Company's material written policies, or to devote substantially all of the Executive's business time and efforts to the Company;

(iv)
the Executive is subject to an action taken by a regulatory body or a self-regulatory organization which impairs the Executive from performing his duties to the Company; provided that a temporary suspension pending investigation or final resolution shall not be considered to impair the Executive from performing his duties to the Company for the purposes of this clause (iv);

(v)	the Executive's indictment or formal admission to or plea of guilty or nolo contendere to a charge of commission of (A) a felony or (B) any crime involving moral turpitude; or

(vi)	the Executive's breach of any of the material terms or conditions of this Agreement.

In order to invoke a termination for Cause on any of the grounds enumerated under Section 5(b)(i), (ii), (iii) or (vi) the Company must provide written notice to the Executive of the existence of such grounds within thirty (30) days following the Company's knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and the Executive shall have thirty (30) days following receipt of such written notice (the “Executive's Cure Period”) during which he may remedy the grounds if such grounds are reasonably subject to cure.

Exhibit 10.1

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (ii), (iii) or (vi) above, and specifying the particulars thereof in detail.

(c)
Good Reason. The Executive’s employment with the Company may be terminated by the Executive during the Employment Period either with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of the written consent of the Executive:

(i)	a material (i.e., more than 10% in the aggregate) reduction in the Executive's Annual Base Salary, except for such reductions that may apply across the entire executive team;

(ii)	a material (i.e., more than 10%) reduction in the Target Annual Incentive Opportunity, except for such reductions that may apply across the entire executive team;

(iii)
a material diminution in the Executive's title or position or the assignment to the Executive of any duties or responsibilities (including reporting responsibilities) materially inconsistent with the Executive's position as President and Chief Executive Officer. For the avoidance of doubt, the following actions shall not constitute Good Reason under the terms of this Agreement: (i) ceasing to serve as the Chairman of the Board due to shareholder action, or (ii) ceasing to serve as a member of the Board due to shareholder action.

(iv)
any relocation of the Executive's principal place of business to a location more than 30 miles from the Executive's principal place of business prior to such relocation, which headquarters shall be within the California counties of San Francisco, Alameda or Contra Costa and in a location deemed by the Board, in its sole discretion, to be a reasonable and acceptable headquarters location for the Company; or

(v)	any other material breach of this Agreement by the Company.

In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iii) within thirty (30) days following the Executive's knowledge of the initial existence

Exhibit 10.1

of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive's “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 60 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(d)
Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(g) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice or thirty (30) days after the end of the Cure Period, if applicable, in the case of a termination by the Executive with Good Reason). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

(e)
Date of Termination. “Date of Termination” means (i) if the Executive's employment with the Company is terminated by the Company other than for Cause or Disability, or by the Executive without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be; (ii) if the Executive's employment with the Company is terminated by the Executive with Good Reason, a date that is no later than thirty (30) days after the Cure Period, if applicable; (iii) if the Executive's employment with the Company is terminated by the Company for Cause, the Date of Termination shall be the date on which the Company, after providing the Executive's Cure Period, if applicable, notifies the Executive of such termination; and (iv) if the Executive's employment with the Company is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6.	Obligations of the Company upon Termination.

(a)
Cause, or Voluntary Resignation Other Than for Good Reason. If, during the Employment Period, the Executive's employment with the Company shall be terminated for Cause at any time or if the Executive terminates his employment with the Company without Good Reason, this Agreement shall terminate without further obligations to the Executive, other

Exhibit 10.1

than the obligation to pay or provide the following:

(i)
a lump sum cash payment consisting of: (A) the Executive's Annual Base Salary as in effect, as applicable, through the Date of Termination to the extent not yet paid; and (B) any annual Incentive Payment earned by the Executive for a prior award period, but not yet paid to the Executive; provided that (other than any portion of such annual Incentive Payment that was previously deferred, which shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder) such payment shall be made no later than the fifteenth (15th) day of the third (3rd) month following the close of the fiscal year with respect to which such Incentive Payment is earned (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Accrued Obligations”); and

(ii)
to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company and the Affiliated Entities through the Date of Termination, including any unreimbursed expenses due and owing to the Executive under the Company's expense reimbursement policy as of the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)
Prior to a Change in Control: Resignation for Good Reason; Termination Other than for Cause, Death or Disability. If, during the Employment Period and prior to a Change in Control, the Company terminates the Executive's employment with the Company without Cause (excluding termination due to death or Disability) or if the Executive shall terminate his employment for Good Reason, in each case, subject to the Executive’s execution, delivery to the Company and non-revocation within 30 days of the Date of Termination of a release of claims against the Company and its Affiliated Entities substantially in the form used by the Company in connection with employment terminations (provided that such release shall not affect the rights of the Executive to any equity-based awards surviving termination as set forth in the applicable award agreement or the Indemnification Agreement between the Company and the Executive, dated November 21, 2014), the Company shall pay to the Executive on the forty-fifth (45th) day after the Date of Termination (except as otherwise required by law or provided below) or provide, as applicable, the following:

(i)
a lump sum cash payment consisting of all of the following: (A) all Accrued Obligations as of the Date of Termination; (B) one times the Executive's Annual Base Salary as set forth in Section 4(b )(i) of this Agreement; and (C) one times the Target Annual Incentive Opportunity for the year in which the Date of Termination occurs.

(ii)	to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive the Other Benefits.

(c)	During the Two-Year Period Immediately Following a Change in Control: Resignation for

Exhibit 10.1

Good Reason; Termination Other Than for Cause or Death or Disability. If, during the Employment Period and during the two-year period immediately following a Change in Control (as defined below), the Company shall terminate the Executive's employment with the Company other than for Cause, death or Disability or if the Executive shall terminate his employment for Good Reason, in each case, subject to the Executive’s execution, delivery to the Company and non-revocation within 30 days of the Date of Termination of a release of claims against the Company and its Affiliated Entities substantially in the form used by the Company in connection with employment terminations (provided that such release shall not affect the rights of the Executive to any equity-based awards surviving termination as set forth in the applicable award agreement or the Indemnification Agreement between the Company and the Executive, dated November 21, 2014), the Company shall pay to the Executive on the forty-fifth (45th) day after the Date of Termination (except as otherwise required by law or provided below) or provide, as applicable, the following:

(i)
a lump sum cash payment consisting of: (A) Accrued Obligations; and (B) two times the sum of (x) Executive's Annual Base Salary as in effect immediately prior to the Date of Termination and (y) the Target Annual Incentive Opportunity for the year in which the Date of Termination occurs;

(ii)	to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive the Other Benefits.

(d)
Death or Disability. If, during the Employment Period, the Executive's employment with the Company is terminated by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide all of the following: (i) the Accrued Obligations and (ii) the timely payment or provision of the Other Benefits. The Accrued Obligations, in the event of death, shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination or, if earlier, as required by law. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6 shall include death or Disability benefits as in effect on the date of the Executive's death or the Disability Effective Date, as applicable, with respect to senior executives of the Company and their beneficiaries.

(e)
Effect of Termination on Other Positions. If, on the Date of Termination, the Executive is a member of the Board or the board of directors of any of the Company's subsidiaries, or holds any other position with the Company or its subsidiaries, the Executive shall be deemed to have resigned from all such positions as of the Date of Termination. The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

(f)
Full Settlement. The payments and benefits provided under this Section 6 (including, without limitation, the Other Benefits) shall be in full satisfaction of the Company's obligations to the Executive upon his termination of employment, notwithstanding the

Exhibit 10.1

remaining length of the Employment Period, and in no event shall the Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 6.

(g)	“Change in Control” shall, for the purposes of Section 6 of this Agreement, be the first to occur, following the Effective Date, of:

(i)
the acquisition by any individual, entity or Group, as defined in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of Beneficial Ownership (within the meaning given in Rule 13d-3 promulgated under the Exchange Act) (in a single transaction or a series of related transactions) of 35% or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise or settlement of any similar right to acquire such common stock, or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company or any Affiliated Entity, (2) any acquisition directly from the Company, (3) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliated Entity or (4) any acquisition by any person or entity that complies with clauses (A), (B) and (C) of subsection (iv) of this Section 6(g);

(ii)
individuals who, on the Initial Effective Date, constitute the Company’s board of directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; and provided, further, that any directors elected at the Directors Election Meeting (as defined in the Company’s By-Laws) shall be considered “Incumbent Directors” for purposes of this Section 6(g)(ii);

(iii)	approval by the stockholders of the Company of a complete dissolution or liquidation of the Company; or

(iv)
the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of the assets of the Company or similar form of corporate transaction involving the Company that requires the approval of the

Exhibit 10.1

Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), in each case, unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”) or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the Surviving Company (the “Parent Company”) is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least two-thirds of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

7.
No Mitigation; No Offset. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

8.	Section 409A; Forfeiture. .

(a)	Section 409A.

(i)
General. It is intended that this Agreement shall comply with the provisions of Section 409 A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception under Treasury Regulations Sections 1.409A-1 (b)(4), the “separation pay” exception under Treasury Regulations 1.409 A-1 (b)(9)(iii) or another exception under Section 409A of the Code will be paid under the applicable exception to the greatest extent possible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A

Exhibit 10.1

of the Code for certain short-term deferral amounts.

(ii)
In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all (x) reimbursements and (y) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)
Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), (A) any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) on account of his separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”) and (B) in the event any equity compensation awards held by the Executive that vest or are to be settled upon termination of the Executive's employment constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the delivery of shares of common stock (or cash) as applicable in settlement of such awards shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Section 409A on which the shares (or cash) would otherwise be delivered or paid. The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable Federal short-term rate in effect under Code Section 1274(d) for the month in which the Executive's separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive's death.

(iv)
Separation from Service. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. Despite any contrary provision of this Agreement, any references to termination of employment or the Executive's Date of Termination shall mean and refer to the date of his “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).

Exhibit 10.1

(b)	Forfeiture.

(i)
Subject to judicial determination consistent with the Sarbanes-Oxley Act of 2002, if, during the Employment Period, the Company is required to prepare an accounting restatement due to material noncompliance of the Company, as a result of misconduct by the Executive, with any financial reporting requirement under the federal securities laws, the Executive shall reimburse the Company for all amounts received under any bonus or other incentive-based or equity-based compensation plans from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, and any profits realized from the sale of securities of the Company during that 12-month period, unless the application of this provision has been exempted by the Securities and Exchange Commission.

(ii)
The Company and the Executive acknowledge and agree that the Executive shall be subject to any clawback, recoupment, forfeiture or any similar policy or program adopted by the Compensation Committee following the Effective Date.

9.	Limitation on Certain Payments.

(a)
Accounting Firm Determination. Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).

(b)
Net After-Tax Receipt Assessment. The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

(c)
Notice by the Company. If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.

(d)
Order of Reduction of Payments. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Agreement Payments shall be reduced by reducing the payments and benefits under

Exhibit 10.1

the following sections in the following order:

(i)	first, any Payments under Section 6(b )(i);

(ii)	second, any other cash Payments that would be made upon a termination of the Executive's employment, beginning with payments that would be made last in time;

(iii)	third, all rights to payments, vesting or benefits in connection with any options to purchase Common Stock;

(iv)	fourth, all rights to payments, vesting or benefits in connection with any restricted stock awards;

(v)	fifth, all rights to any other payments or benefits shall be reduced, beginning with payments or benefits that would be received last in time.

(e)
Overpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall pay promptly (and in no event later than 60 days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

(f)
Valuation of Services Provided. To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including without limitation, the Executive's agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, including that set forth in Section 10(e) of this Agreement) before, on or after the date of a change in ownership or

Exhibit 10.1

control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(g)
Binding Determination. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination.

(h)	Fees. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(i)	Definitions. The following terms shall have the following meanings for purposes of this Section 9.

(i)
“Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive's consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(ii)
“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive's taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s).

(iii)
“Parachute Value” of a Payment means the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv)
“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(v)	“Safe Harbor Amount” means (x) 3.0 times the Executive's “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.

Exhibit 10.1

10.	Restrictive Covenants.

(a)
Return of Company Property. Upon his termination of employment for any reason, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or the Affiliated Entities or containing any trade secrets relating to the Company or the Affiliated Entities except any personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 10(a).

(b)
Mutual Nondisparagement. The Executive and the Company each agree that, following the Executive's termination of employment, neither the Executive nor the Company will make any public statements which materially disparage the other party. The Company shall not be liable for any breach of its obligations under this paragraph if it informs its directors and executive officers, as such term is defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended, of the content of its covenant hereunder and takes reasonable measures to ensure that such individuals honor the Company's agreement. Notwithstanding the foregoing, nothing in this Section 10(b) shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction or to enforce any legal right including, without limitation, the terms of this Agreement.

(c)
Confidential Information. The Executive acknowledges that he will have knowledge of certain trade secrets of the Company and its business plans and prospects. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses or prospective businesses, including, without limitation, any trade secrets, research, secret data, business methods, operating procedures or programs which shall have been obtained by the Executive in connection with his services to the Company or any affiliates thereof and which shall not be or become public knowledge (other than by acts by the Executive in violation of this Agreement) (collectively, the “Trade Secrets and Confidential Information”); provided, however, that the parties acknowledge and agree that the Executive will be required to disclose Trade Secrets and Confidential Information to third parties in performing services for the Company under this Agreement, which the Executive may do only to the extent required, as determined within his reasonable discretion. After termination of the Executive's services with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

Exhibit 10.1

(d)
Nonsolicitation. The Executive agrees that, while he is employed by the Company and during the (i) two-year period following his termination of employment with the Company for Cause, or (ii) twelve-month period following his termination of employment by the Company without Cause, due to Disability or due to the Executive’s resignation with Good Reason, the Executive shall not directly or indirectly (A) solicit any individual who is, on the date of termination (or was, during the six-month period prior to the date of termination), employed by the Company or any of its Affiliated Entities to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or the Affiliated Entities, or (B) solicit any investor or prospective investor in the Company or any business contact introduced to the Executive in connection with his employment by the Company hereunder to curtail or cease doing business with the Company or its Affiliated Entities.

(e)
Noncompetition. The Executive agrees that, while he is employed by the Company and during the (i) two-year period following his termination of employment with the Company for Cause, or (ii) twelve-month period following his termination of employment by the Company without Cause, due to Disability or due to the Executive’s resignation with Good Reason, the Executive shall not engage in Competition (as defined below). The Executive shall be deemed to be engaging in “Competition” if he, directly or indirectly, anywhere in the continental United States, owns, manages, operates, controls or participates in the ownership, management, operation or control of or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business (whether through a corporation or other entity) engaged in the private mortgage insurance business or related business in any geographic area in which the Company or one of its Affiliated Entities conducts such business. Ownership for personal investment purposes only of not more than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

(f)
Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 10(b), (c), (d) or (e) and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 10(b), (c), (d) or (e). If a bond is required to be posted in order for either party to secure an injunction or other equitable remedy in connection with Section 10 (b), (d) or (e), the parties agree that said bond need not be more than a nominal sum.

(g)
Severability; Blue Pencil. The Executive acknowledges and agrees that he has had the opportunity to seek advice of counsel in connection with the Agreement and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration and in all other respects. If it is determined that any provision of this Section 10 is invalid or unenforceable, the remainder of the provisions of this Section 10 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court

Exhibit 10.1

or other decision-maker of competent jurisdiction determines that any covenant or covenants in this Section 10 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

11.	Successors.

(a)
This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive's legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

12.	Miscellaneous.

(a)	Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)
Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c)	Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of California, without regard to the conflict of law provisions of any state.

(d)
Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 10 of this Agreement) that is not resolved by the Executive and the Company shall be submitted to arbitration in the New York, New York area in accordance with California law and the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator(s), award(s) in any court having competent jurisdiction.

Exhibit 10.1

(e)
Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(f)
Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(g)
Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company:
NMI Holdings, Inc.
2100 Powell Street, 12th Floor
Emeryville, CA 94608
Attention: General Counsel

Or to the Executive:
at the address last on the records of the Company.

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(h)
Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(i)
Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding with respect to the subject matter hereof, including, without limitation, the Prior Agreement, but excluding the Indemnification

Exhibit 10.1

Agreement between the Company and the Executive, dated November 21, 2014, which agreement shall remain in full force and effect. The obligations under this Agreement are enforceable solely against the Company and its Affiliated Entities, and in no event shall this Agreement be enforceable against any stockholder of, or investor in, the Company.

(j)	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(k)
Authority. The Executive represents and warrants that he has the full authority to execute and enter into this Agreement and has obtained all consents, approvals and authorities of any person, committee or entity necessary to make this Agreement binding and fully enforceable against the party for which he signs.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit 10.1

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

NMI HOLDINGS, INC.

By: /s/ James H. Ozanne
Name: James H. Ozanne
Title: Chairman, Compensation Committee of the NMI Holdings, Inc. Board of Directors

Executive

/s/ Bradley M. Shuster
Bradley M. Shuster

Exhibit 10.1

EXHIBIT A

Luther Burbank Corporation